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Exhibit (d)(8)

December 14, 2015

Knowledge Capital Investment Group
c/o The Hampstead Group
3899 Maple Ave.
Suite 300
Dallas, Texas 75219
Attention: Donald J. McNamara

        Re:    Letter Agreement Regarding Regulation M Compliance

Dear Mr. McNamara:

        As you know, Franklin Covey Co. (the "Company") intends to commence an issuer tender offer in the second quarter of fiscal 2016. In order to try to comply with Regulation M of the SEC rules, the Company is requesting that you not engage in a distribution of securities (as those terms are used in Regulation M) relating to the Company from the date of this letter until the completion of the Company's issuer tender offer.

        The Company will promptly notify you when its issuer tender offer is completed.

Please acknowledge your agreement with the above by signing below.

Very truly yours,
FRANKLIN COVEY CO.
By:	/s/ ROBERT A. WHITMAN
	Name:	Robert A. Whitman
	Title:	Chairman and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:
KNOWLEDGE CAPITAL INVESTMENT GROUP
By:	Inspiration Investments Partners III, L.P.
Its:	Manager
By:	Inspiration Investments GenPar III, L.P.
Its:	General Partner
By:	Hampstead Associates, Inc.
Its:	Managing General Partner
By:	/s/ DONALD J. MCNAMARA
	Name:	Donald J. McNamara
Title:

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  Exhibit (d)(8)